Exhibit 107

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.001 per share	223,880	$3.35	$749,998	$69.53

(1)	This Registration Statement registers 223,880 shares of common stock of the Registrant issuable upon the exercise of warrants (the “warrants”) acquired by the selling stockholders in a private placement transaction on November 17, 2021. Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional securities as may become issuable to prevent dilution resulting from stock splits, stock dividends and similar events.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(g) under the Securities Act. The proposed maximum offering price for shares of common stock underlying the warrants is based on their exercise price of $3.35 per share.